Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Announces an Agreement to Sell its Collateral Management Agreements

for its Collateralized Debt Obligations (“CDOs”) to CWCapital and Retain the Equity in its CDOs

New York, NY – January 31, 2013 - Gramercy Capital Corp. (NYSE: GKK) announced today the execution of a definitive agreement to transfer the collateral management and sub-special servicing agreements for its three Collateralized Debt Obligations, CDO 2005-1, CDO 2006-1 and CDO 2007-1, to CWCapital Investments LLC (“CWCapital”) for approximately $9.9 million, less adjustments and closing costs.

The Company will retain its equity interests in the three CDOs, which will provide the Company with the potential to recoup additional proceeds over the remaining life of the CDOs based upon resolution of underlying assets within the CDOs. Subject to customary closing conditions, the transfer is expected to close in March 2013.

The Company intends to liquidate its CDO bond portfolio. The Company also expects to receive additional cash proceeds for past CDO servicing advances of approximately $14.0 million when specific assets within the CDOs are liquidated.

The summary of the transaction is as follows:

	Amount	Timing
Collateral Management Agreements	$9.9 million	45 days
CDO Equity	Retained	Liquidation of CDOs
CDO Bonds	$32.0 million	30-90 days
CDO Advances	$14.0 million	Majority expected within 6-9 months

The transaction achieves a number of important objectives:

•	It maximizes the value of the servicing business through the sale to a large platform that has significant scale;
•	It greatly simplifies the going-forward business and significantly reduces the Company’s ongoing MG&A expenses through elimination of CDO related personnel costs and servicing advance requirements;
•	It unlocks in excess of $50.0 million in liquidity currently invested in the CDO business; and
•	It allows the Company to retain potential future upside in the equity in the three CDOs.

Gordon F. DuGan, Chief Executive Officer of Gramercy Capital Corp., commented, “This sale is a significant milestone in the transformation of Gramercy into a pure-play equity REIT. We are pleased to reach this agreement with CWCapital, a world-class real estate organization. With this transaction, we expect to achieve a number of important goals including an expected increase in corporate liquidity, a significant reduction in going-forward expenses, and a simplification of the balance sheet. We are very well positioned to continue our focus on creating durable, high-quality income from net lease assets throughout the United States.”

Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

About Gramercy Capital Corp.

Gramercy Capital Corp. is a self-managed, integrated commercial real estate investment and asset management company. The Company owns, directly or in joint venture, a portfolio of 115 office and industrial buildings totaling approximately 4.9 million square feet, net leased on a long-term basis to tenants, including Bank of America, Nestlé Waters, Philips Electronics and others. The Company’s Gramercy Realty division currently manages approximately $1.2 billion of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. The Gramercy Finance division manages approximately $1.7 billion of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities which are financed through three non-recourse CDOs. The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

About CWCapital Investments LLC

CWCapital and its affiliate CWCapital Asset Management are wholly owned subsidiaries of CW Financial Services LLC. CWCapital manages or acts as disposition consultant on 23 CRE-CDO transactions and is based in Bethesda, Maryland. Also based in Bethesda is CWCapital Asset Management the special servicing platform. CWCapital Asset Management is one of the largest special servicers in the Unites States. CWCapital Asset Management is the named special servicer on 155 CMBS transactions backed by an approximate $140 billion of commercial mortgage loans as well as $5 billion in non-securitized loans for institutional clients (totaling approximately 12,600 loans). In recognition of its demonstrated skill and performance, the platform has been awarded the rating of CSS1- by Fitch Ratings, as well as the highest ranking of Strong by Standard & Poor’s.

Forward-Looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the closing of the transfer of the collateral management and sub-special servicing agreements, the subsequent sale of the CDO bond portfolio, the return of the CDO protective advances, the resolution of underlying assets within the CDOs and the receipt of any proceeds from its CDO equity, CWCapital’s ability to manage and service the assets within the CDOs, the Company’s ability to simplify its balance sheet and reduce going forward expenses, the implementation of the Company’s new business strategy, the integration of the Company’s new management team, the results of the operational review and those factors listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.

(GKK-EN)